EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES THIRD QUARTER 2016 RESULTS

NASHVILLE, Tenn. (November 2, 2016)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce, patient experience, and provider solutions for the healthcare industry, announced today results for the third quarter ended September 30, 2016.

Revenues of $58.4 million in the third quarter of 2016, up 8% from $53.8 million in the third quarter of 2015
Operating income of $1.3 million in the third quarter of 2016, down 70% from $4.3 million in the third quarter of 2015
Net income of $1.2 million in the third quarter of 2016, down 56% from $2.6 million in the third quarter of 2015, and earnings per share (EPS) of $0.04 per share (diluted) in the third quarter of 2016, compared to $0.08 per share (diluted) in the third quarter of 2015
Adjusted EBITDA1 of $7.8 million in the third quarter of 2016, down 17% from $9.3 million in the third quarter of 2015
Morrisey Associates, Inc. acquired on August 8, 2016 for approximately $48 million in cash

Financial Results:
Third Quarter 2016 Compared to Third Quarter 2015
Revenues for the third quarter of 2016 increased by $4.5 million, or eight percent, to $58.4 million, compared to $53.8 million for the third quarter of 2015.

Revenues from our HealthStream Workforce Solutions segment, which are primarily subscription-based, approximated $43.0 million for the third quarter of 2016 compared to $41.1 million for the third quarter of 2015. Revenue growth of $1.9 million from our workforce solutions products was partially offset by a decline in ICD-10 readiness revenue. Revenues from ICD-10-readiness training products declined by $5.0 million to $1.3 million in the third quarter of 2016, compared to $6.3 million in the prior year third quarter.

1 — Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income and disclosure regarding why we believe Adjusted EBITDA provides useful information to investors is included later in this release.

Revenues from our HealthStream Patient Experience Solutions segment increased by $138,000, or two percent, when compared to the third quarter of 2015. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—decreased by $361,000, or five percent, when compared to the third quarter of 2015. This decline is partially due to changes in product mix, such as the adoption of our e-survey products, which has both lower revenue and cost per survey than our traditional phone survey products. Revenues from other patient experience solutions, including surveys conducted on annual or bi-annual cycles and consulting/coaching services, collectively increased by $500,000, or 27 percent, when compared to the third quarter of 2015. This increase is primarily due to more engagements over the prior year period.

Revenues from our HealthStream Provider Solutions segment increased by $2.5 million, or 63 percent, when compared to the third quarter of 2015. Revenues from both the HealthLine Systems (HLS) and Morrisey Associates, Inc. (MAI) acquisitions, which were consummated in March 2015 and August 2016, respectively, accounted for the majority of the increase in revenues during the third quarter of 2016. MAI revenues in the third quarter, following the consummation of the MAI acquisition on August 8, 2016, were approximately $841,000, net of deferred revenue write-downs associated with the MAI transaction as noted above.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the third quarter of 2016, HealthStream reported a $1.2 million reduction to operating income and an $847,000 reduction to net income as a result of the deferred revenue write-down for the HLS and MAI acquisitions. During the third quarter of 2015, HealthStream reported a reduction of $2.1 million to operating income and $1.3 million to net income as a result of the deferred revenue write-down for the HLS acquisition. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on operating income and net income.

Operating income was $1.3 million for the third quarter of 2016 compared to $4.3 million for the third quarter of 2015. The increases in revenue in the third quarter of 2016 were more than offset by increased operating expenses associated with personnel additions, MAI acquisition-related costs, higher royalties, depreciation and amortization, and other general expenses. The MAI acquisition resulted in a $1.8 million reduction to operating income during third quarter of 2016, which includes acquisition-related costs of $805,000 and an operating loss with respect to the MAI business following the completion of the acquisition of $1.0 million after giving effect to the deferred revenue write-down noted above. The $5.0 million reduction in revenue associated with ICD-10 readiness training products also contributed to the reduction in operating income compared to the prior year.

Net income was $1.2 million in the third quarter of 2016 compared to $2.6 million in the third quarter of 2015. Earnings per share were $0.04 per share (diluted) for the third quarter of 2016, compared to $0.08 per share (diluted) for the third quarter of 2015.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) decreased by 17 percent to $7.8 million for the third quarter of 2016, compared to $9.3 million for the third quarter of 2015. The decrease in adjusted EBITDA resulted from the lower contribution of ICD-10 readiness products and increased operating expenses, partially offset by revenue increases related to the HLS acquisition.

At September 30, 2016, the Company had cash and marketable securities of $100.6 million. Capital expenditures incurred during the third quarter of 2016 were approximately $3.8 million.

Year-to-Date 2016 Compared to Year-to-Date 2015
For the first nine months of 2016, revenues were $167.2 million, an increase of nine percent over revenues of $153.1 million in the first nine months of 2015. Operating income for the nine months of 2016 decreased by 48 percent to $6.1 million, compared to $11.7 million for the first nine months of 2015. Net income for the first nine months of 2016 decreased by 40 percent to $4.1 million, compared to $6.8 million for the first nine months of 2015. Earnings per share were $0.13 per share (diluted) for the first nine months of 2016 compared to $0.23 per share (diluted) for the first nine months of 2015. Adjusted EBITDA decreased by 11 percent to $23.7 million for the first nine months of 2016 compared to $26.5 million for the first nine months of 2015.

Other Business Updates
At September 30, 2016, we had approximately 4,392,000 total subscribers implemented to use and 4,467,000 total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition commences when a contract is fully implemented.

Annualized revenue per implemented subscriber for Workforce Solutions
We view the metric, “Annualized Revenue per Implemented Subscriber for our Workforce Solutions” (“Workforce ARIS”), as one of several measures of our progress in growing the value of our customer base. Workforce ARIS represents the quarter’s revenue from our subscription-based solutions, annualized, then divided by the quarter’s average total number of implemented subscribers. Our subscription-based solutions include subscriptions to our platform applications, plus courseware/content subscriptions.

For the third quarter of 2016, HealthStream’s Workforce ARIS was $37.80, compared to last year’s third quarter of $35.82, and increased by $2.10 per implemented subscriber compared to the second quarter of 2016. Subscription-based revenues increased five percent compared to last year’s third quarter while implemented subscribers decreased one percent over the same period last year.

Financial Outlook for 2016
For 2016, we anticipate that consolidated revenues will grow eight to 10 percent as compared to 2015. We anticipate that revenue growth in our Workforce Solutions segment will be in the five to six percent range and zero to one percent in our Patient Experience Solutions segment. We anticipate our Provider Solutions segment’s revenue to grow 80 to 82 percent as compared to 2015. The Provider Solutions ranges include the actual and anticipated results from the Morrisey Associates acquisition which we closed in August of this year.

Revenues from ICD-10 readiness training, which were approximately $26.8 million in 2015, are expected to decline by approximately $18 million to $19 million in 2016 and are reflected in the above guidance range for Workforce Solutions.

We anticipate operating income for 2016 to decrease between 45 and 55 percent as compared to 2015.

We anticipate that capital expenditures will be between $14 million and $15 million during 2016. We expect the annual effective income tax rate to range between 39 percent and 41 percent for 2016.

The aforementioned guidance includes the actual and anticipated results of the MAI, Performance Management Systems, and Nursing Registry Consulting Corporation acquisitions, but does not include the impact from any other acquisitions that we may complete during 2016.

“Having held our 12th customer Summit last week where we hosted a record number of customers, partners, and prospective customers in Nashville, we are enthused by the impact our solutions are having to support the healthcare workforce,” said Robert A. Frist, Jr., chief executive officer, HealthStream. “Alongside our Summit, we concurrently hosted a nationwide Echo Users Group meeting with approximately 170 participants, which included some of our new employees from Morrisey Associates—a company we acquired and welcomed to HealthStream in August.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, vice president of investor relations and corporate communications, will be held on Thursday, November 3, 2016, at 9:00 a.m. (ET). To listen to the conference, please dial 877- 647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #83819505) for U.S. and Canadian callers and 404-537-3406 (conference ID #83819505) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that net income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. We believe that adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

In recent years, the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, following the completion of any such acquisition, the Company may record a write-down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods.

In connection therewith, this release presents below non-GAAP operating income and non-GAAP net income, which in each such case reflects the corresponding GAAP figures adjusted to exclude the impact of the deferred revenue write-down associated with fair value accounting for acquired businesses as referenced above. Management believes that the presentation of these non-GAAP financial measures assists investors in understanding the Company’s performance between periods excluding the impact of this deferred revenue write-down and provides a useful measure of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired business is deferred and typically recognized over a one to two year period following the completion of any particular acquisition, so our GAAP revenues for this one to two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, approximately 4.5 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland; Brentwood, Tennessee; Pensacola, Florida; Jericho, New York; Boulder; Colorado; San Diego, California; and Chicago, Illinois. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Unaudited
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues	$58,367	$53,835	$167,237	$153,136
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	24,889	23,126	70,410	65,752
Product development	7,261	6,195	21,524	16,654
Sales and marketing	10,285	8,377	27,843	26,052
Other general and administrative	8,891	7,173	25,396	20,851
Depreciation and amortization	5,755	4,639	15,976	12,148

Total operating expenses	57,081	49,510	161,149	141,457
Operating income	1,286	4,325	6,088	11,679
Other income (expense), net	337	28	465	(7)

Income before income taxes	1,623	4,353	6,553	11,672
Income tax provision	461	1,739	2,487	4,862

Net income	$1,162	$2,614	$4,066	$6,810

Net income per share:
Net income per share, basic	$0.04	$0.08	$0.13	$0.23

Net income per share, diluted	$0.04	$0.08	$0.13	$0.23

Weighted average shares outstanding:
Basic	31,739	31,643	31,714	29,527

Diluted	32,107	32,029	32,050	29,905

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	September 30,	December 31,
	2016	2015(1)
ASSETS
Current assets:
Cash and cash equivalents	$39,820	$82,010
Marketable securities	60,747	66,976
Accounts and unbilled receivables, net	48,462	38,346
Prepaid and other current assets	24,050	22,205

Total current assets	173,079	209,537
Capitalized software development, net	15,749	13,955
Property and equipment, net	10,403	12,471
Goodwill and intangible assets, net	190,567	139,039
Other assets	4,253	4,567

Total assets	$394,051	$379,569

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$30,211	$23,980
Deferred revenue	65,029	65,098

Total current liabilities	95,240	89,078
Deferred tax liabilities, non-current	4,909	4,763
Deferred revenue, noncurrent	6,735	4,350
Other long-term liabilities	778	1,058

Total liabilities	107,662	99,249
Shareholders’ equity:
Common stock	280,759	278,799
Comprehensive loss	(27)	(70)
Retained earnings	5,657	1,591

Total shareholders’ equity	286,389	280,320

Total liabilities and shareholders’ equity	$394,051	$379,569

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2015.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Unaudited
	Nine Months Ended
	September 30,	September 30,
	2016	2015
Operating activities:
Net income	$4,066	$6,810
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,976	12,148
Share-based compensation	1,516	2,787
Deferred income taxes	791	123
Excess tax benefits from equity awards	(661)	(3,721)
Provision for doubtful accounts	340	184
(Gain) loss on equity method investments	(134)	98
Other	846	938
Changes in assets and liabilities:
Accounts and unbilled receivables	(6,855)	2,649
Prepaid and other assets	(2,653)	(1,253)
Accounts payable, accrued and other liabilities	3,517	(670)
Deferred revenue	(1,766)	5,426

Net cash provided by operating activities	14,983	25,519

Investing activities:
Business combinations, net of cash acquired	(53,078)	(88,075)
Proceeds from sale of long-lived assets	975	—
Changes in marketable securities	5,426	(39,334)
Investments in non-marketable equity investments	—	(2,000)
Purchases of property and equipment	(3,870)	(6,012)
Payments associated with capitalized software development	(7,070)	(5,329)

Net cash used in investing activities	(57,617)	(140,750)

Financing activities:
Proceeds from issuance of common stock	—	98,014
Borrowings under revolving credit facility	—	28,000
Repayments under revolving credit facility	—	(28,000)
Proceeds from exercise of stock options	94	328
Excess tax benefits from equity awards	661	3,721
Taxes paid related to net settlement of equity awards	(311)	(753)
Payment of earn-outs related to acquisitions	—	(633)

Net cash provided by (used in) financing activities	444	100,677

Net decrease in cash and cash equivalents	(42,190)	(14,554)
Cash and cash equivalents at beginning of period	82,010	81,995

Cash and cash equivalents at end of period	$39,820	$67,441

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands)

	Unaudited
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
GAAP net income	$1,162	$2,614	$4,066	$6,810
Interest income	(153)	(150)	(418)	(259)
Interest expense	26	26	76	162
Income tax provision	461	1,738	2,487	4,862
Share-based compensation expense	512	440	1,516	2,787
Depreciation and amortization	5,755	4,639	15,976	12,148

Adjusted EBITDA	$7,763	$9,307	$23,703	$26,510

GAAP operating income	$1,286	$4,325	$6,088	$11,679
Add: deferred revenue write-down	1,183	2,099	2,577	5,341

Non-GAAP operating income	$2,469	$6,424	$8,665	$17,020

GAAP net income	$1,162	$2,614	$4,066	$6,810
Add: deferred revenue write-down, net of tax	847	1,261	1,598	3,114

Non-GAAP net income	$2,009	$3,875	$5,664	$9,924

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2016, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

# # # #